EXHIBIT 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 100 to the Registration Statement on Form N-1A of Fidelity Union Street Trust: Spartan Maryland Municipal Income Fund, of our report dated October 6, 1997 on the financial statements and financial highlights included in the August 31, 1997 Annual Report to Shareholders of Spartan Maryland Municipal Income Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
December 16, 1997